Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact:	Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047

April 17, 2009

For Immediate Release

Eastern Virginia Bankshares Announces Earnings

Tappahannock, VA.— Eastern Virginia Bankshares (NASDAQ:EVBS) today reported 2009 first quarter net income and earnings per share.

The Company reported $603 thousand in net income for the first quarter of 2009, or $0.10 per diluted share compared to $2.7million, or $0.45 per diluted share for the comparable quarter in 2008. The decrease in first quarter earnings compared to the same period in the prior year was primarily driven by five items:

•	$989 thousand rate impact from the decrease in loan to deposit spread, compared to first quarter 2008

•

$ 46 thousand impact from interest-bearing deposit growth exceeding loan and securities growth and being invested in fed funds sold at a net rate of 0.20%, compared to our average deposit cost of 2.69%

•	$ 784 thousand, or 11.9%, growth in noninterest expense

•	$176 thousand decrease in investment income from cessation of dividends on FHLB stock holdings and agency preferred stock from the seizure of FNMA and FHLMC in September 2008

•	$450 thousand, or 100%, increase in loan loss provision

Interest-bearing deposit growth of $39.3 million in the first quarter of 2009 has outpaced our loan growth, leaving us with surplus funds of over $40 million earning a net of only 0.20% in fed funds sold. The increase in interest earning deposits is a reflection of both our attractive deposit products and the economic environment causing consumers to be conservative in their approach to investing and to seek safety. Net interest income is down 7.8%, or $641 thousand compared to the first quarter of 2008. Interest income declined $830 thousand, or 5.6%, with a $550 thousand decline in loan interest income, and a $296 thousand decline in investment income. Interest expense declined only $189 thousand as deposit volume increases almost offset rate decreases. The year over year decline in net interest income, reflects the continued impact of the rapidly declining rate environment of 2008. Funding costs declined 63 basis points from the first quarter of 2008 while earning asset yields are down a total of 116 basis points. Net interest margin for the quarter ended March 31, 2009 was 3.12% compared to 3.84% in the same period in 2008.

Asset quality, which is a continuing challenge for the banking industry in our depressed economy, led management to double loan loss provision expense to $900 thousand from the $450 thousand expense in the first quarter of 2008. Noninterest income was down $1.1 million primarily the result of $1.0 million of nonrecurring gains in the first quarter of 2008. Noninterest expense was up $784 thousand, or 11.9%, compared to the same period in the prior year, primarily from increased expenses of $225 thousand in FDIC fees, $118 thousand in OREO and collection expense, $77 thousand in telephone expense and $ 307 thousand in personnel expenses. Personnel expenses include the full quarter impact of the two Millennium branches acquired late in the first quarter of 2008 as well as an increase of $104 thousand in group insurance expense. FDIC expense may increase more in the second quarter of 2009 due to a special assessment announced by the FDIC.

The impact of job losses and slowing business income streams are reflected in our declining asset quality. Total nonperforming assets are $20.9 million, or 2.52% of total loans and OREO, compared to $5.3 million and 0.70% at March 31, 2008. The largest component of nonperforming assets is nonaccrual loans of $17.2 million at March 31, 2009 compared to $3.5 million at March 31, 2008. Nonaccrual loans include three relationships totaling $11.7 million which have specific impairment reserves that management believes are more than adequate to cover any potential losses.

While the earnings level for the first quarter of 2009 is below our historic and planned levels, the positive earnings is seen as an accomplishment in our current uncertain economic world. Earnings for the remainder of the year hinge on a number of factors which are being addressed. Initially, we must continue to minimize the potential impact of deterioration in loan quality that is reflected in our rising loan loss provision expense. In the short term, we will most likely have some losses, but we feel we can work with most of our customers to help them through this economic trough so they can be poised for success when the economy recovers. As the government stimulates the economy and the consumer searches for safer investments, the TARP plan and the shaky economy have sent funds into bank deposits. We have introduced special loan programs that would not have been done without TARP. The strategic alliance with First Capital Bank announced April 3, 2009 will bring two strong banks together enhancing our ability to grow our earnings base in this turbulent economic environment.

On a linked quarter basis net income before tax increased $181 thousand, or 27.4%, from $661 thousand in the fourth quarter of 2008 to $ 842 thousand in the first quarter of 2009. Net interest income was down $208 thousand, as interest income is down $482 thousand, or 3.3% while total interest expense was down $274 thousand, or 2.7%. Noninterest income increased $139 thousand with the largest changes being the decrease in impairment charges, partially offset by a decline in deposit service charges. Noninterest expense increased $74 thousand, primarily in OREO and collection expense and group insurance expense.

President and CEO Shearin stated, “We are disappointed in the subpar first quarter earnings, which have been adversely impacted by the prolonged economic recession. As a result of the declining economy, banks have experienced a decrease in loan-to-deposit spread. While more deposits are flowing in as depositors flee to safety from the capital markets, loan demand is soft. Therefore, we have not been able to re-deploy deposits to loans as banks traditionally do. In addition, other options for investing these excess deposits do not provide favorable returns. The other factor that has impacted our earnings is management’s decision to increase loan loss provisions substantially to hedge against any further deterioration in the loan portfolio.

EVB continues to derive financial benefits from its premier Reward Checking product, which attracts and retains lower cost core deposits. Core deposit growth supports the company’s long-term strategy of building the company’s relationship model. As we restore profitability to the company, our decision to bring First Capital Bank into our bank family will enhance our ability to grow our traditional bank franchise in markets that have the greatest potential to gain market share.”

The Company’s return on average equity (ROE) and return on average assets (ROA) were 2.47% and 0.23%, respectively, for the quarter ended March 31, 2009, compared to 11.66% and 1.15%, respectively for the quarter ended March 31, 2008.

Total assets increased by $80.9 million, compared to one year ago, reaching a record level of $1.10 billion at March 31, 2009. Average loans of $824.3 million for the first quarter of 2009 were up 14.5% compared to $719.9 million for the first quarter of 2008. Average deposits of $828.6 million for the quarter ended March 31, 2009 reflect an increase of 20.8% compared to $685.9 million in the same quarter of 2008.

Eastern Virginia Bankshares, the parent company for EVB, operates 25 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, Henrico, King William, Lancaster, Middlesex, New Kent, Northumberland, Southampton, Surry and Sussex and the City of Colonial Heights. The Company’s stock trades on the NASDAQ Global Market System under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	changes in the interest rates affecting our deposits and our loans;

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	our ability to assess and manage our asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information (dollars in thousands, except per share data)	Three months Ended March 31,
	2009	2008
Income Statements
Interest income	$13,933	$14,763
Interest expense	6,369	6,558

Net interest income	7,564	8,205
Provision for loan losses	900	450

Net interest income after provision	6,664	7,755
Service charges on deposits	934	965
Other noninterest income	267	271
Debit/ credit card fees	269	256
Investment services	60	91
Gain on LLC investments and sale of fixed assets	18	—
Gain on securities available for sales	8	42
Impairment - securities	(16)	(300)
Actuarial gain - pension curtailment	—	1,328
Gain (loss) on sale of OREO, fixed assets and LLC	17	4

Noninterest income	1,557	2,657
Salaries and benefits	3,996	3,689
Occupancy and equipment	1,192	1,091
Other noninterest expense	2,191	1,815

Noninterest expense	7,379	6,595
Income tax expense	119	1,145

Net income	$723	$2,672
Less: Preferred dividends	$120	$—

Net Income available to common shareholder	$603	$2,672
Earnings per share: basic	$0.10	$0.45
diluted	$0.10	$0.45

Selected Ratios
Return on average assets	0.23%	1.15%
Return on average equity	2.47%	11.66%
Net interest margin	3.12%	3.84%

Balance Sheets at Period End
Loans, net of unearned interest	$829,096	$766,626
Total assets	1,098,016	1,017,139
Deposits	852,649	763,404
Other borrowings	135,487	154,507
Shareholders’ equity	99,618	89,829
Book value per share	12.79	15.31

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$824,339	$719,724
Total assets	1,076,718	931,359
Deposits	828,528	685,877
Other borrowings	137,970	145,750
Shareholders’ equity	98,870	92,176

Asset Quality at Period End
Allowance for loan losses	11,142	8,743
Nonperforming assets	20,932	5,346
Net charge-offs	299	84
Net charge-offs to average loans	0.15%	0.05%
Loan loss reserve % of total loans	1.34%	1.14%
Nonperforming assets % of total loans & OREO	2.52%	0.70%

Other Information
Number of shares outstanding - period end	5,911,129	5,867,985
Average shares outstanding - basic	5,905,359	5,909,425
Average shares outstanding - diluted	5,905,359	5,911,422